UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material pursuant to §240.14a-12
AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT AND NOTICE OF
2006
ANNUAL SHAREHOLDERS MEETING

5555 Glenridge Connector, NE, Suite 300
Atlanta, Georgia 30328
April 17, 2006
To our Shareholders:
It is our pleasure to invite you to attend our 2006 Annual Meeting of Shareholders, which will be held on Thursday, May 25, 2006, at the Westin Atlanta North at Perimeter in Atlanta, Georgia. The 2006 Annual Meeting will start at 9:00 a.m., local time.
The ballot for the 2006 Annual Meeting, to which this proxy statement relates, includes a company proposal for the election of six directors to serve on our board of directors until the 2007 Annual Meeting and a company proposal to adopt the 2006 Incentive Stock Plan. If you will need special assistance at the meeting because of a disability, please contact our Corporate Secretary, Harold M. Cohen, at (404) 459-4650.
Please note that you will need to show that you are a shareholder of AFC Enterprises, Inc. to attend the 2006 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own AFC stock.
If your shares are held in the name of your broker or another nominee, you may have the option to receive future shareholder communications, including our annual reports and proxy statements, electronically through the Internet. If this option is available for your shares, you can sign up by following the simple instructions contained in this mailing. Receiving future annual reports and proxy statements through the Internet will be simpler and faster for you, will help us control costs and is friendlier to the environment. If you have a computer with Internet access and this option is available to you, we hope you will follow the instructions and sign up.
Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card.
Thank you for your support.
Sincerely,
Kenneth L. Keymer
Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

Time:	9:00 a.m. on Thursday, May 25, 2006

Place:	The Westin Atlanta North at Perimeter in Atlanta, Georgia

Items of Business:	(1) To elect six directors to our board of directors.
(2) To adopt the 2006 Incentive Stock Plan.
(3) To transact other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on April 10, 2006.

Annual Report:	A copy of our 2005 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April 18, 2006.
By Order of the Board of Directors
Harold M. Cohen, Corporate Secretary

About the Meeting

What am I voting on?
You will be voting on the following:

•	To elect six directors to our board of directors;
•	To adopt the 2006 Incentive Stock Plan; and
•	To transact such other business as may properly come before the meeting or any adjournment thereof.
No cumulative rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.
Who is entitled to vote?
You may vote if you owned our common stock, par value $.01 per share, as of the close of business on April 10, 2006, the record date. Each share of common stock is entitled to one vote. As of April 10, 2006, we had 30,542,811 shares of common stock outstanding.
How do I vote if I do not plan to attend the meeting?
Whether or not you plan to attend the annual meeting, you can arrange for your shares to be voted at the meeting by completing, signing and returning the enclosed proxy card.
If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the enclosed materials for additional details.
If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner),
•	by telephone through the number shown on your proxy card,
•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or
•	by attending the annual meeting and voting in person.
Please follow the directions on your proxy card carefully.
Can I vote at the meeting?
You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card.
Can I change my vote after I return my proxy card?
You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) providing a written notice to Harold M. Cohen, Corporate Secretary, revoking your proxy or (3) voting in person at the meeting.
What if I return my proxy card but do not provide voting instructions?
Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 4 and 5 of this proxy statement and “For” the proposal to adopt the 2006 Incentive Stock Plan.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all of these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is SunTrust Bank, Inc., which may be reached at (800) 568-3476, or by mail at SunTrust Bank, Stock Transfer Department, Mail Code 0258, P.O. Box 4625, Atlanta, Georgia, 30302-4625.
How can I attend the meeting?
The annual meeting is open to all holders of AFC common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this

About the Meeting

proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.
May shareholders ask questions at the meeting?
Yes. Representatives of AFC will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.
How many votes must be present to hold the meeting?
Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 10, 2006 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting.
How many votes are needed to elect directors?
Each nominee must receive the “For” vote of a majority of the shares represented at the meeting in order to be elected. A proxy card marked “Withhold Authority” for a nominee will have the same effect as a vote against that nominee.
How many votes are needed to act on the proposal to adopt the 2006 Incentive Stock Plan?
The proposal to adopt the 2006 Incentive Stock Plan must receive the “For” vote of a majority of the shares represented at the meeting in order to be approved. A properly executed proxy card marked “Abstain” with respect to a proposal will not be voted. Accordingly, an abstention will have the effect of a vote “Against” the proposal.
Will my shares be voted if I do not sign and return my proxy card?
If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors is a routine matter.
If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.
When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.
A brokerage firm cannot vote customers’ shares on non-routine matters such as the proposal to adopt the 2006 Incentive Stock Plan. Therefore, if your shares are held through a brokerage account and you do not vote your proxy, your shares will not be voted on this nonroutine matter These broker “non-votes” are counted for purposes of establishing a quorum; however, they are neither counted as votes cast for or against a matter presented for shareholder consideration and, as a result, have no effect on the outcome of the vote.
Can my shares be voted on matters other than those described in this proxy statement?
Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Board of Directors Information

What is the makeup of the board of directors and how often are members elected?
Our board of directors currently has seven members, six of whom are up for election. Each director stands for election each year. Our board of directors has determined that the following directors are independent within the meaning of applicable Nasdaq National Market rules: Victor Arias, Jr., Carolyn Hogan Byrd, R. William Ide, III, Kelvin J. Pennington, John M. Roth, and Peter Starrett.
Are any directors not standing for re-election?
Yes. Peter Starrett has opted not to stand for re-election. We thank Peter for his years of service to the board of directors and AFC.
What if a nominee is unwilling or unable to serve?
That is not expected to occur. If it does, proxies voted in favor of the original nominee will be voted for a substitute director nominated by the board of directors.
How are directors compensated?
Victor Arias, Jr., Carolyn Hogan Byrd, R. William Ide, III, Peter Starrett, and Kelvin J. Pennington receive a $15,000 annual retainer, $2,500 per board meeting, $1,000 per committee meeting ($1,500 for the Audit Committee) if a committee meeting is held on any day other than a day on which a board meeting is held and a $5,000 annual retainer ($10,000 for the Audit Committee) for serving as a committee chair. Each of those directors, except for Kelvin J. Pennington and Peter Starrett, received an initial grant of 5,000 options upon appointment to the board (with these options vesting over three years, conditioned upon continued service as a member of our board). Each of those directors will receive an annual grant of 5,000 options subject to the same terms. Our other non-employee directors who joined the board prior to our initial public offering and our employee directors receive no director compensation. All of our directors are reimbursed for reasonable expenses incurred in attending board meetings.
How often did the board meet in fiscal 2005?
In fiscal 2005, the board of directors met eight times and acted by written consent one time. Each director attended at least 75% of the meetings of the board and of the committees of which he or she was a member in fiscal 2005.
Does AFC have a policy with regard to board members’ attendance at annual meetings?
Our directors are encouraged, but not required, to attend the annual shareholders meeting. Four of our eight directors then serving on our board attended the 2005 annual shareholders meeting.

Election of Directors and Director Biographies
(Item 1 on the proxy card)

Who are this year’s nominees?
     The directors standing for election this year to hold office until the 2007 annual meeting of shareholders and until their successors are elected are:
     Frank J. Belatti, age 58, has served as our Chairman of the Board since we commenced operations in November 1992, following the reorganization of our predecessor. From November 1992 until August 2005, Mr. Belatti also served as our Chief Executive Officer. Mr. Belatti served as our interim Chief Financial Officer from April 28, 2003 until January 2004. From 1990 to 1992, Mr. Belatti was employed as President and Chief Operating Officer of HFS, the franchisor of hotels for Ramada and Howard Johnson. From 1989 to 1990, Mr. Belatti was President and Chief Operating Officer of Arby’s, Inc., and from 1985 to 1989 he served as the Executive Vice President of Marketing at Arby’s. From 1986 to 1990, Mr. Belatti also served as President of Arby’s Franchise Association Service Corporation, which created and developed the marketing programs and new products for the Arby’s system. Mr. Belatti received the 1999 Entrepreneur of the Year Award from the International Franchise Association. Mr. Belatti serves as a member of the board of directors of Radio Shack Corporation and the Georgia Campaign for Adolescent Pregnancy Prevention. He also serves as Chairman of the Board of Councilors at The Carter Center.
     Victor Arias, Jr., age 49, has served as a director since May 2001. Mr. Arias is a partner with Heidrick & Struggles, an executive search firm. From April 2002 until November 2004, Mr. Arias was an executive search consultant with Spencer Stuart. From 1996 until April 2002, Mr. Arias was Executive Vice President and Regional Marketing Director of DHR International, an executive search firm. From 1993 to 1996, Mr. Arias was Executive Vice President and National Marketing Director of Faison-Stone, a real estate development company. From 1984 to 1993, Mr. Arias was Vice President of La Salle Partners, a corporate real estate services company. He currently serves on the board of trustees of Stanford University.
     Carolyn Hogan Byrd, age 57, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia, in May 2000 and currently serves as chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. Ms. Byrd currently serves on the board of directors of Rare Hospitality, Inc., The St. Paul Companies, Inc. and Circuit City Stores, Inc.
     R. William Ide, III, age 65, has served as a director since August 2001. Mr. Ide presently is a partner with the law firm of McKenna Long Aldridge, an Atlanta, Georgia law firm. From July 2001 to July 2002, Mr. Ide provided legal services and business consulting through the offices of R. William Ide. From 1996 to June 2001, Mr. Ide served as Senior Vice President, Secretary and General Counsel of Monsanto Corporation. From 1993 to 1996, Mr. Ide was a partner with Long, Aldridge & Norman, an Atlanta, Georgia law firm. Mr. Ide served as Counselor to the United States Olympic Committee from 1997 to 2001, was president of the American Bar Association from 1993 to 1994 and served on the board of directors of the American Arbitration Association. Mr. Ide also serves as a trustee of Clark Atlanta University. Mr. Ide serves as a director on the board of the Albemarle Company, a publicly traded company on the New York Stock Exchange. He also serves on the Audit Committee and Corporate Governance Committee for the Albemarle Company.
     Kelvin J. Pennington, age 47, has served as a director since May 1996. Since 1990, Mr. Pennington has served as President of Pennington Partners & Co. which owns PENMAN Partners, the management company for PENMAN Private Equity and Mezzanine Fund, L.P. From 1982 to 1990, Mr. Pennington served in a variety of management positions for Prudential Capital Corporation, including Vice President of Corporate Finance.

Election of Directors and Director Biographies
Who are this year’s nominees?

     John M. Roth, age 47, has served as a director since April 1996. Mr. Roth joined Freeman Spogli & Co. in March 1988 and became a principal in 1993. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth also serves as a member of the board of directors of Asbury Automotive Group, Inc. and Gregg Appliances, Inc.
OUR BOARD OF DIRECTORS
RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF
THESE DIRECTORS

Board of Directors Committees

What are the committees of the board?
Our board of directors has the following committees:

		Number of
		Meetings/
		Consent
Name of Committee	Primary Functions of the	Actions in
and Members	Committee	Fiscal 2005

Executive:
John M. Roth, Chair Frank J. Belatti R. William Ide, III	• Exercises the authority of the full board between board meetings	7

Audit(1):
Carolyn Hogan Byrd, Chair Kelvin J. Pennington R. William Ide, III	• Selects independent auditors • Receives, accepts and reviews the report of independent auditors • Oversees internal systems of accounting controls and procedures	14

People Services (Compensation)(2):
Victor Arias, Jr., Chair John M. Roth Kelvin J. Pennington	• Reviews and recommends compensation of directors and executive officers • Makes grants of stock awards to officers and employees pursuant to stock plans • Administers stock and bonus plans	11

Corporate Governance and Nominating (2):
R. William Ide, III, Chair John M. Roth Peter Starrett	• Reviews and monitors corporate governance principles and recommends best practices • Considers, reviews, evaluates and recommends director-nominees to the board • Establishes minimum qualifications for director-nominees • Reviews director-nominees submitted by shareholders • Develops and facilitates continuing education program for directors • Makes recommendations for strategic plans, including potential mergers and acquisitions and financing alternatives	5

(1)	AFC has a separately designated Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended. Our board of directors has determined that all of the audit committee members are independent within the meaning of the applicable SEC and Nasdaq National Market rules. Our board of directors has determined that Mr. Pennington is an audit committee financial expert within the meaning of applicable SEC rules.

(2)	Our board of directors has determined that all members of the People Services (Compensation) Committee and the Corporate Governance and Nominating Committee are independent within the meaning of applicable Nasdaq National Market rules.

Proposal to Adopt the 2006 Incentive Stock Plan
(Item 2 on the proxy card)

What am I voting on?
You are voting on a proposal to adopt the 2006 Incentive Stock Plan, which we refer to in this discussion as the “Plan”.
Why does the board of directors want to adopt the Plan?
The Plan will promote the interest of our company by authorizing the People Services (Compensation) Committee of our board of directors to grant stock options, stock appreciation rights and restricted stock and to make stock grants and stock unit grants to eligible employees and directors in order to (1) attract and retain such individuals, (2) provide an additional incentive to such individuals to increase the value of our stock, and (3) provide such individuals with a stake in our future that corresponds to the stake of our shareholders. We believe the Plan will provide us with greater flexibility since our board of directors will have the ability to grant stock options, stock appreciation rights and restricted stock and make stock grants and stock unit grants, and will ensure that we are able to continue to make a sufficient number of grants to accommodate our future growth. The Plan also addresses new tax laws applicable to deferred compensation under section 409A of the Code.
Will the Plan increase the number of shares of stock available for grant?
No. If the Plan is adopted, it will replace the 2002 Incentive Stock Plan and no further grants will be made under the 2002 Incentive Stock Plan. The Plan does not increase the number of shares of our common stock that currently is available for grant under the 2002 Incentive Stock Plan.
What action has the board of directors taken?
The board of directors has approved and adopted the Plan and directed that it be submitted to shareholders at the annual meeting for approval with the board’s recommendation.
What action is required in order for the Plan to become effective?
Under applicable Nasdaq National Market rules, our shareholders must approve the Plan.
What will the principal provisions of the Plan be if this proposal is approved by the shareholders?
The principal provisions of the Plan are summarized in the following pages. A copy of the Plan is attached to this proxy statement as Exhibit A and the following summary is qualified in its entirety by reference to the specific terms of the Plan.
How does the board of directors recommend that you vote with respect to this proposal?
OUR BOARD OF DIRECTORS
RECOMMENDS THAT YOU
VOTE FOR THE
ADOPTION OF THIS PROPOSAL

Description of the 2006 Incentive Stock Plan, Subject to Shareholder Approval

How many shares can be issued under the 2006 Incentive Stock Plan?
The 2006 Incentive Stock Plan, which we refer to as the “Plan”, reserves for issuance up to 3,298,985 shares of our common stock. Shares of stock subject to options or other awards under the Plan that are cancelled, exchanged or not exercised during their term, or that otherwise are forfeited, generally will be available for new awards under the Plan.
Will the Plan increase the number of shares of stock available for grant?
The Plan will replace our existing 2002 Incentive Stock Plan but will not increase the number of shares of stock available for grant. Accordingly, the maximum number of shares of stock available under the Plan is equal to the number of shares of stock available under the 2002 Incentive Stock Plan as of April 1, 2006. If the Plan is adopted at this meeting, no further grants will be made under the 2002 Incentive Stock Plan.
Who is eligible for awards under the Plan?
Options and other awards such as restricted stock, stock appreciation rights, which we refer to as “SARs”, stock grants, and stock unit grants under the Plan generally may be granted to any of our employees or non-employee directors, and employees of subsidiary corporations and designated affiliated companies. Options intended to qualify for special tax treatment as incentive stock options, which we refer to as “ISOs”, under section 422 of the Code, however, may be granted only to our employees and employees of our subsidiary corporations.
During any calendar year, no single individual may be granted options to purchase more than 250,000 shares of our common stock or SARs with respect to more than 250,000 shares of our common stock and no more than 100,000 non-forfeitable shares of our common stock may be issued under a grant. An individual may not receive a stock grant or stock unit grant where the fair market value of the common stock subject to the grant exceeds $4,000,000.
Who will administer the Plan?
The People Services (Compensation) Committee, which we refer to as the “Committee” of our board of directors will administer the Plan. Subject to the terms of the Plan, the Committee has the power to select individuals eligible to receive options and other awards under the Plan, determine the terms and conditions of such awards, and construe and interpret the Plan and grants made under the Plan.
How do options under the Plan work?
A stock option is the right to purchase a specified number of shares of our common stock in the future for an option exercise price established at the time the option is granted. Options granted under the Plan may be ISOs or options not intended to qualify under section 422 of the Code, which we refer to as nonqualified options or “NQOs”.
The option exercise price per share of common stock purchased upon exercise of an option must equal at least 100% of the fair market value (as defined in the Plan) of a share of common stock on the date of the option grant. In addition, in the case of an ISO granted to a 10% shareholder, the option price per share must equal at least 110% of the fair market value. Options are exercisable as set forth in each option certificate that evidences the option grant, and the term of an option may not exceed ten years, except in the case of an ISO granted to a 10% shareholder, in which case the term may not exceed five years.
Upon the exercise of an option, the option exercise price for the shares of common stock purchased must be paid by cash or check or, if permitted in the option certificate, in shares of our common stock that have been held by the optionee for at least six months. The Committee also may provide for an option to be exercised through a cashless exercise procedure through

Description of the 2006 Incentive Stock Plan, Subject to Shareholder Approval

the sale of our common stock, facilitated by a third party we designate. The option exercise price also may be paid using a combination of these forms of payment.
How does restricted stock under the Plan work?
A restricted stock award is the grant of shares of restricted common stock that is nontransferable and subject to forfeiture until it is vested. Vesting may be contingent on the satisfaction of one or more conditions, for example, remaining employed with us for a specified term or attaining certain goals. As with stock options and SARs, the Committee determines the terms of each restricted stock award.
How do SARs under the Plan work?
A SAR is a right to receive (upon exercise of the SAR) the appreciation in the fair market value of a share of our common stock from the date the SAR was granted. SARs may be granted under the Plan in connection with stock options or as stand-alone awards. A SAR granted in connection with a stock option is exercisable only at such time or times, and to the extent that, the option to which it relates is exercisable.
Upon the exercise of a SAR, the SAR holder will receive an amount in cash, our common stock or both (as determined by the Committee) equal in value to the excess of the fair market value (as defined in the Plan) of one share of our common stock on the date of exercise over the price per share (which cannot be less than fair market value at the time the SAR is granted and which is referred to as the “SAR value” in this disclosure) specified in the related grant certificate, multiplied by the number of shares for which the SAR is exercised. To the extent a SAR granted in connection with a stock option is exercised, the related stock option will no longer be exercisable. Similarly, to the extent an option granted with a SAR is exercised, the SAR will no longer be exercisable.
How do stock grants under the Plan work?
A stock grant under the Plan is an award of our common stock that may be subject to conditions prior to grant and may be subject to objective employment, performance or other forfeiture conditions. The Committee will impose such grant and forfeiture conditions, if any, as it determines appropriate, which may include, for example, continuous employment for a specified term or the attainment of specific performance goals and the deadline, if any, for satisfying each condition.
A stock grant recipient has the right to receive all cash dividends on the shares of common stock while the shares of common stock are subject to forfeiture, but will not be entitled to stock dividends unless and until the stock grant vests. A stock grant recipient also will have the right to vote the shares issued under his or her stock grant during the period the shares are subject to forfeiture.
How do stock unit grants under the Plan work?
A stock unit grant is a right to receive at exercise either (a) a cash payment based on the fair market value of the common stock underlying the grant or (b) shares of common stock based on the number of shares of common stock underlying the grant. The terms and conditions for a stock unit grant will be set forth in the certificate evidencing the grant. The stock unit grant certificate will describe any events that result in a forfeiture of the grant.
Can awards under the Plan be transferred?
Awards under the Plan cannot be transferred other than by will or the laws of descent and distribution.
What are the tax consequences of participating in the Plan?
The following is a general summary of the federal income tax consequences of the Plan based on current federal income tax laws,

Description of the 2006 Incentive Stock Plan, Subject to Shareholder Approval

regulations (including proposed regulations) and judicial and administrative interpretations thereof, all of which are frequently amended, and which may be retroactively applied to transactions described herein. Individual circumstances may vary these results. Furthermore, individuals participating in the Plan may be subject to taxes other than federal income taxes, such as federal employment taxes, state and local income taxes and estate or inheritance taxes.
The advice contained herein is not intended or written to be used, and cannot be used, for the purpose of avoiding tax penalties. The advice was written to support the promotion of the matters addressed herein.
Stock Options:
An option granted under the Plan will not result in any federal income tax to the recipient or result in an income tax deduction us.
Upon the exercise of an NQO, a recipient generally will recognize ordinary income and we will be entitled to take an income tax deduction (provided we satisfy applicable federal income tax reporting requirements) in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon a subsequent sale of the common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss (depending on the applicable holding period).
Upon the exercise of an ISO, an employee normally will not recognize any income for federal income tax purposes and we normally will not be entitled to any federal income tax deduction. However, the excess of the fair market value of the shares transferred upon the exercise over the option exercise price of such shares, which we refer to as the “Spread,” generally will constitute an adjustment to income for purposes of calculating the alternative minimum tax, which we refer to as the “AMT,” of the employee for the year in which the option is exercised. An employee’s federal income tax liability may be increased under the AMT as a result of the exercise.
If the stock transferred pursuant to the exercise of an ISO is disposed of within two years from the grant date or within one year from the date of exercise (the “holding periods”), the employee generally will recognize ordinary income equal to the lesser of (1) the gain realized (i.e., the excess of the amount realized on the disposition over the option exercise price) or (2) the Spread. The balance, if any, of the employee’s gain over the amount treated as ordinary income on the disposition generally will be long-term or short-term capital gain depending upon the holding period. We normally will be entitled to a federal income tax deduction equal to any ordinary income recognized by the employee.
If the holding periods are met, the disposition of shares acquired upon the exercise of an ISO generally will result in long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the option exercise price. We will not be entitled to any federal income tax deduction as a result of a disposition of such shares after the holding periods.
Special rules not discussed above will apply to a recipient who exercises an option by paying the option price by the transfer to us of shares of our common stock.
Restricted Stock:
The grant of restricted stock ordinarily will not result in taxable income to a recipient if the shares are subject to restrictions that amount to a substantial risk of forfeiture (as defined in the Code), but the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock at the time the shares are no longer subject to a substantial risk of forfeiture. We normally will be entitled to a deduction at the time when, and in the amount that, the recipient recognizes ordinary income.

Description of the 2006 Incentive Stock Plan, Subject to Shareholder Approval

However, a recipient may elect with the IRS (not later than 30 days after acquiring shares subject to a substantial risk of forfeiture) under section 83(b) of the Code to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding that such shares are subject to a substantial risk of forfeiture. If a recipient makes this election, the recipient will not recognize additional taxable income at the time the restrictions lapse. However, if the recipient later forfeits the shares with respect to which an election was made, the recipient cannot take a tax deduction for the forfeited shares.
Stock Appreciation Rights:
The grant of SARs ordinarily will not result in taxable income to a recipient or a federal income tax deduction for us. Upon the exercise of a SAR, a recipient will recognize ordinary income and we normally will have a corresponding deduction in an amount equal to the cash or the fair market value of the shares of our common stock received by the recipient.
Stock Grants:
The recipient of a stock grant generally will be taxed at ordinary income rates on the fair market value of the shares when they vest. However, a recipient who timely elects under section 83(b) of the Code will recognize ordinary income on the date of issuance of the stock equal to the fair market value of the shares on that date. If a section 83(b) election is made, no additional taxable income will be recognized by the recipient at the time the shares vest. However, if such shares are forfeited, no tax deduction is allowable to the recipient for the forfeited shares. We normally will be entitled to a deduction at the time when, and in the amount that, the recipient recognizes ordinary income, subject to a $1 million deduction limitation under section 162(m) of the Code with respect to certain officers.
Stock Unit Grants:
A stock unit grant is not subject to any federal income tax when the stock unit grant is made, nor does a stock unit grant result in an income tax deduction for us. In the year that the stock unit grant is exercised for cash or common stock or is transferable, the recipient will recognize ordinary income in an amount equal to the amount of the payment made (or the shares issued) under the stock unit grant or received in the transfer. Recent guidance from the IRS provides that if the stock unit grant fails to satisfy the new deferred compensation requirements, the recipient be subject to tax under section 409A of the Code. If the stock unit grant is forfeited, the recipient will recognize no gain. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the recipient in the same taxable year in which he or she recognizes such income, if we satisfy applicable federal income tax reporting requirements.
Are awards under the Plan subject to section 409A of the Code?
Awards under the Plan are intended to either be exempt from the application of section 409A of the Code or comply with such Code section. If a recipient’s award is subject to section 409A of the Code but fails to meet the requirements of that Code section, the recipient may be subject to additional taxes and interest.
What happens to an award if there is a sale or merger of AFC or other change in control?
If (1) we agree on any date (whether or not the agreement is subject to the approval of our shareholders) to sell all or substantially all of our assets or agree to any merger, consolidation, reorganization, division or other corporate transaction in which our common stock is converted into another security or into the right to receive securities or property or (2) a tender offer is made on any date which could lead to a “change in control” (as defined in the Plan)

Description of the 2006 Incentive Stock Plan, Subject to Shareholder Approval

(other than a tender offer by us or an employee benefit plan we maintain) and our board of directors does not recommend to our shareholders that the tender offer be rejected or (3) a “change in control” (as defined in the Plan) otherwise occurs, all outstanding stock options, SARs, and stock unit grants will become exercisable immediately, and all restrictions imposed on outstanding stock grants will lapse. In addition, our board of directors will have the right (to the extent required as part of the transaction) to cancel all outstanding options, SARs, stock grants and stock unit grants after providing each award holder a reasonable period to exercise his or her options, SARs, and stock unit grants and to take such action as necessary to receive the shares subject to the stock grants.
What happens to an award under the Plan if there is a change in our capitalization or other similar dilutive event?
Under the Plan, the Committee has the right to adjust the number, kind or class of shares of stock reserved for issuance under such plan, the annual grant caps described in such plan, shares of stock subject to options, SARs or stock units granted under the Plan and the option price of such options, the SAR value of such SARs and the exercise price of such stock units, as well as the number, kind or class (or any combination thereof) of shares of stock subject to stock grants granted under the Plan to reflect a change in our capitalization or other similar dilutive event, including stock dividends or stock splits, equity restructuring, spin-offs, cash dividends (other than ordinary cash dividends), or rights offerings, and to preserve the aggregate intrinsic value of each outstanding option, stock appreciation right or stock grant immediately before such change in our capitalization.
A “change in control” will affect a SAR or stock unit grant which is subject to section 409A of the Code only if the change in control also constitutes a change in our ownership or effective control of us or in the ownership of a substantial portion of our assets according to section 409A of the Code.
What is the term of the Plan?
The Plan automatically will terminate on the earlier of (1) the tenth anniversary of the date the Plan is approved by shareholders or (2) the date on which all of the shares of our common stock authorized for issuance under the 2006 Stock Incentive Plan have been issued and the forfeiture conditions with respect to any stock awards have been satisfied, and no award will be granted after such date. If the Plan terminates as a result of clause (1) of the preceding sentence, the outstanding awards will continue to be governed by the terms of the Plan until all outstanding awards have been exercised in full or are no longer exercisable, forfeited or the conditions thereof satisfied.
How is the Plan amended?
The board of directors may amend the Plan at any time, except that no amendment may be made without stockholder approval (a) if the approval of stockholders is required by law or the rules of the stock exchange on which shares of our common stock are listed, or (b) if the amendment after a change in control might adversely affect any rights which otherwise would vest as of the effective date of the change in control.

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION
      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 25, 2005.

	Number of Securities		Weighted-average	Number of Securities
	to be Issued Upon		Exercise Price of	Remaining Available for
	Exercise of		Outstanding	Future Issuance Under
	Outstanding Options,		Options, Warrants	Equity Compensation
Plan Category	Warrants and Rights		and Rights(1)	Plans

Equity compensation plans approved by security holders:
1992 Stock Option Plan	0		N/A	0	(2)
1996 Nonqualified Stock Option Plan	886,421		$11.35	0	(2)
1996 Nonqualified Performance Stock Option Plan — Executive	208,279		$6.04	0	(2)
1996 Nonqualified Performance Stock Option Plan — General	7,531		$3.09	0	(2)
2002 Incentive Stock Plan	787,800	(3)	$11.57	3,355,357
Equity compensation plans not approved by security holders:	0		N/A	0

Total	1,840,031		$10.80	3,355,357	(4)

(1)	During 2005, in connection with the declaration of a special cash dividend, our board of directors approved adjustments to outstanding options under our employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the value of the options after the special cash dividend. We did not recognize a change as a result of the modifications because the intrinsic value of the awards and the ratio of the exercise price to the market value per share for each award did not change.

(2)	On November 13, 2002, the board of directors approved a resolution to prohibit future grants of options under the 1992 Stock Option Plan, the 1996 Nonqualified Stock Option Plan, the 1996 Nonqualified Performance Stock Option Plan-Executive, the 1996 Nonqualified Performance Stock Option Plan-General and the 1998 Substitute Nonqualified Stock Option Plan. Since that time, all option grants have been granted pursuant to the 2002 Incentive Stock Plan.

(3)	In addition to the options discussed in the table above, during 2004, the Company granted 50,000 restricted shares under the 2002 Incentive Stock Plan. As initially structured, the restricted shares vested at a variable rate from 10% to 60% per year over four years. During 2005, the vesting schedule for these shares was modified so that the remaining shares vest equally on each January 26 through January 26, 2008. During 2005, the Company granted an additional 138,000 restricted shares. The new grants vest equally over three years.

(4)	On March 30, 2006, we granted 56,372 restricted stock shares. There are currently 3,298,985 shares available for future issuance under the 2002 Incentive Stock Plan.

Executive Compensation

The following table sets forth the compensation received for services rendered to us by Kenneth L. Keymer, our current Chief Executive Officer, Frank J. Belatti, who served as our Chief Executive Officer until August 31, 2005, and the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for 2005. We refer to these individuals as our named executive officers.
SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual
		Compensation			Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options(#)(4)	Compensation(5)

Frank J. Belatti	2005	$439,096	$605,250	$15,874	$—	—	$1,435,345
Chairman of the Board	2004	575,000	—	21,980	—	—	7,924
	2003	574,999	—	21,908	—	—	4,279
Kenneth L. Keymer	2005	465,768	450,000	23,766	—	50,000	21,135
Chief Executive Officer	2004	242,307	145,385	2,903	1,047,500	100,000	46,715
	2003	—	—	—	—	—	—
H. Melville Hope, III	2005	244,415	521,475	15,000	310,320	—	5,156
Chief Financial Officer	2004	229,366	76,200	14,365	—	25,000	5,056
	2003	135,692	20,750	7,711	—	—	2,461

James W. Lyons	2005	234,000	84,240	10,000	247,700	—	4,200
Chief Development Officer	2004	103,846	60,200	4,615	—	—	29,889
	2003	—	—	—	—	—	—

Robert Calderin	2005	275,000	136,375	10,634	247,700	—	60,124
Chief Marketing Officer	2004	—	—	—	—	—	—
	2003	—	—	—	—	—	—

Harold M. Cohen	2005	220,000	429,000	12,288	272,470	—	4,200
General Counsel	2004	186,480	90,866	10,000	—	25,000	4,100
	2003	180,002	8,250	9,077	—	—	3,797

(1)	Includes retention bonuses in 2005 in the amount of $395,250 for Mr. Hope and $330,000 for Mr. Cohen under the terms of their respective agreements with the Company. Includes bonuses under the Company’s Short-Term Incentive Plan in 2005 in the amount of $605,250 for Mr. Belatti, $450,000 for Mr. Keymer; $126,225 for Mr. Hope; $99,000 for Mr. Cohen; $84,240 for Mr. Lyons; and $111,375 for Mr. Calderin. Includes bonuses under the Company’s Revised Adjusted Short Term Incentive Plan in 2004 for Mr. Keymer in the amount of $145,385, for Mr. Hope in the amount of $76,200, for Mr. Cohen in the amount of $90,866 and for Mr. Lyons in the amount of $35,200. Includes bonuses under the Company’s Short Term Incentive Plan in 2003 for Mr. Hope in the amount of $20,750 and for Mr. Cohen in the amount of $8,250. Includes a $25,000 signing bonus for Mr. Lyons in 2004 and $25,000 for Mr. Calderin in 2005.

(2)	Includes amounts under our flexible perk allowance program, costs of an annual physical and certain club dues.

(3)	During 2005, Messrs. Hope, Cohen, Lyons, and Calderin were granted 12,000, 11,000, 10,000 and 10,000 shares of restricted stock, respectively. The restricted stock awards vest over three years at a rate of 33.3% per year on the anniversary date of the grant. During 2004, Mr. Keymer was granted 50,000 shares of restricted stock. As modified, Mr. Keymer’s restricted stock award vests at a rate of 10% during 2005 and the remainder over three years at a rate of one third of the remainder per year on each January 26, beginning January 26, 2006. In the event that any dividends are paid with respect to our common stock in the future, dividends will be paid on the shares of restricted stock at the same rate. The value of restricted stock awards shown in the table is as of the respective dates of grant.

As of December 25, 2005, the total number of unvested restricted stock awards outstanding and the fair market values of the stock were as follows: Mr. Keymer — 45,000 shares ($687,600); Mr. Hope — 12,000 shares ($183,360); Mr. Cohen — 11,000 shares ($168,080); Mr. Lyons — 10,000 shares ($152,800); and Mr Calderin — 10,000 shares ($152,800).

(4)	During 2005, in connection with the declaration of the special cash dividend discussed at Note 13 to our Consolidated Financial Statements, our Board of Directors approved adjustments to outstanding options under the Company’s employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the intrinsic value of the options after the special cash dividend. Grants shown in the table are the actual grants offered.

Executive Compensation

(5)	Includes a payment in the amount of $1,427,421 to Mr. Belatti in 2005 (equal to the present value of the deferred compensation benefits that Mr. Belatti was entitled to receive under the Company’s Supplemental Benefit Plan which was terminated as of February 15, 2005). Includes insurance premiums we paid for term life insurance policies for Mr. Belatti in the amount of $7,924 in 2005 and 2004 and $4,279 in 2003, for Mr. Keymer in the amount of $3,251 in 2005 and $1,083 in 2004 and for Mr. Hope in the amount of $956 in 2005 and 2004. Includes matching contributions that we made pursuant to our 401(k) Savings Plan for Mr. Hope in the amount of $4,200 in 2005, $4,100 in 2004 and $2,461 in 2003, for Mr. Cohen in the amount of $4,200 in 2005, $4,100 in 2004 and $3,797 in 2003, and for Mr. Lyons in the amount of $4,200 in 2005 and $1,085 in 2004. Includes moving expenses for Mr. Keymer in the amount of $17,884 in 2005 and $45,632 in 2004, for Mr. Lyons in the amount of $28,804 in 2004 and for Mr. Calderin in the amount of $60,124 in 2005.

(6)	This table does not include $8,169 in 2005 and $13,548 in 2004 for Mr. Cohen and $26,240 in 2005 for Mr. Lyons as payouts of deferred compensation under the Company’s Deferred Compensation Plan.
Terminated Supplemental Benefit Plan
      Effective February 15, 2005, we terminated our America’s Favorite Chicken Company 1994 Supplemental Benefit Plan for Executive Officers, which we refer to as the “SERP.” The SERP was a supplemental benefit plan designed to provide certain executive officers of the company certain death, disability, retirement and medical benefits. In connection with the termination of the SERP, the Company made a payment to each participant in the SERP equal to the present value of the deferred compensation benefits that each participant was entitled to receive under the SERP, including a payment to Mr. Belatti in the amount of $1,294,806 and a payment to Mr. Holbrook in the amount of $944,600. In addition, each participant was offered an opportunity to receive a lump-sum payment in lieu of such participant’s medical insurance benefits under the SERP equal to the present value of the estimated cost to the Company for coverage under its group health plan from 2005 through 2014 (or, with respect to a participant whose deferred compensation benefits have commenced prior to February 15, 2005, through the date on which such participant’s deferred compensation benefits were scheduled to terminate). Mr. Holbrook elected to receive such a payment in the amount of $123,299. To the extent that other participants in the SERP did not elect to receive the lump-sum payment, his or her medical insurance benefits will continue to be provided in accordance with the terms of the SERP.

Executive Compensation

OPTION GRANTS IN LAST FISCAL YEAR
      The following table provides summary information regarding stock options granted during fiscal 2005 to each of our named executive officers. The potential realizable value is calculated assuming that the fair market value of our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate of the future prices or market value of our common stock.

Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation for
	Underlying	Granted to			Option Term(1)
	Options	Employees in	Exercise or	Expiration
Name	Granted(2)	Fiscal Year	Base Price	Date	5%($)	10%($)

Frank J. Belatti	—	—	—	—	—	—
Kenneth L. Keymer	50,000	100%	$13.26	9/1/2012	$269,907	$1,291,999
H. Melville Hope, III	—	—	—	—	—	—
James W. Lyons	—	—	—	—	—	—
Robert Calderin	—	—	—	—	—	—
Harold M. Cohen	—	—	—	—	—	—

(1)	The amounts shown only represent assumed rates of appreciation. They are not intended to forecast future appreciation. Actual gains, if any, on stock option exercises will depend upon future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. In addition, these amounts do not take into consideration certain terms of the options, such as nontransferability, vesting requirements or termination following a termination of employment.

(2)	Option grants were made under the 2002 Incentive Stock Plan and vest 25% each year for four fiscal years.
AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
      The following table provides summary information concerning exercises of stock options by each of our named executive officers during fiscal 2005 and the shares of common stock represented by outstanding options held by each of our named executive officers as of December 25, 2005. The values of unexercised options at fiscal year-end is based upon $15.28, the fair market value of our common stock at December 23, 2005 (the closing price of our common stock on Nasdaq on the last trading day of fiscal 2005), less the exercise price per share.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year-End		Fiscal Year-End
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank J. Belatti	2,917,437	$19,511,341	357,844	57,735	$1,580,395	$42,147
Kenneth L. Keymer	—	—	48,112	194,338	$197,740	$694,229
H. Melville Hope, III	—	—	12,028	36,085	$49,435	$148,309
James W. Lyons	—	—	—	—	—	—
Robert Calderin	—	—	—	—	—	—
Harold M. Cohen	24,663	$118,886	12,630	40,295	$9,220	$151,383

Executive Compensation

      Filings made by companies with the SEC sometimes “incorporate information by reference.” This means that you are being referred to information that has been previously filed with the SEC and that this information should be considered as part of the filing you are reading. The Report on Executive Compensation and Stock Performance Graph in this proxy statement are not incorporated by reference into any of our other filings with the SEC.
Report on Executive Compensation
      The People Services (Compensation) Committee was established by the board of directors in August 2001 to, among other things, establish executive compensation for 2002 and subsequent years. Our board of directors has determined that all members of the People Services (Compensation) Committee are independent within the meaning of applicable Nasdaq National Market rules. The People Services (Compensation) Committee has furnished the following report on executive compensation for 2005.
What is the philosophy of executive compensation?
We strive to offer compensation and reward programs designed to support our business mandate of “Creating Equity Through Opportunity.” Our compensation philosophy has four main tenets: (1) desired strategy, (2) desired culture, (3) desired behaviors and (4) desired positioning of pay elements. The tenets are described below:
     Desired Strategy

•	to attract, retain, energize and reward superior talent
•	drive AFC’s short-term performance
•	provide equity and ownership opportunities
•	build long-term enterprise value
     Desired Culture

•	have a shared purpose and goals for all stakeholders
•	attain alignment with our core values
     Desired Behaviors

•	performance-oriented mindset
•	energy and motivation
•	accountability
•	respect for and collaboration with corporate partners
     Desired Positioning of Pay Elements

•	base salary positioned at the 50-60th percentile for the industry
•	annual incentives targeted to position total cash compensation in the 60-70th percentile for the industry
•	long-term incentives positioned at the median for the industry
We believe it is important for our executives to have ownership incentives in AFC and to operate in an environment that measures rewards against personal and company goals. We believe this philosophy attracts, retains and motivates key executives critical to our long-term success.
What are the components of executive compensation?
Our compensation program for executives consists of three key elements:

•	Annual base salary
•	Annual incentive bonus
•	Long-term incentive compensation
Annual base salaries are targeted at the 50-60th percentile level for base salaries in our industry and are adjusted to reflect each executive’s vision, strategic orientation, responsibility level, ethics, global perspective, organizational relationship-building skills, service orientation, cross-cultural effectiveness, teamwork, talent development, financial acumen, problem solving and decision making. We review each executive’s base salary annually.

Executive Compensation

Annual incentive bonuses are based on achievement of several financial and strategic objectives. At the beginning of fiscal 2005, we established targeted annual cash-based incentive bonuses for each executive based on the achievement by the Company of certain performance metrics during fiscal year 2005. The performance metrics and associated cash compensation were individually determined for each eligible employee. The annual incentive compensation goals for 2005 for executives other than Frank J. Belatti included: the Company’s EBITDA, Restaurant Openings and System-wide comparable sales. The annual incentive compensation goals for 2005 for Frank J. Belatti’s included EBITDA and meeting a transition costs budget. An executive’s individual award was based on a combination of these performance goals depending on his or her role in the Company. The amount of each award was based on the target bonus set by the Committee for each executive officer for fiscal year 2005. These bonuses were paid in 2005 and 2006 to the executive officers in the following aggregate amounts: Mr. Belatti ($605,250); Mr. Keymer ($450,000); Mr. Hope ($126,225); Mr. Lyons ($84,240), Mr. Calderin ($111,375); and Mr. Cohen ($99,000).
Long-term incentive compensation serves to reward executives with equity and cash compensation for meeting operational and financial objectives over a multi-year period. By rewarding our executives for maximizing shareholder value, our long-term incentive compensation is designed to align our executives’ interests with those of our shareholders. This type of compensation also encourages our key employees to make a long-term commitment to us. In fiscal year 2005, we granted 50,000 incentive options to our executive officers as a group. These options vest 25% each year for four fiscal years. These payments support the People Services (Compensation) Committee’s goal of retaining, energizing and rewarding superior talent.
How is our Chief Executive Officer compensated?
Mr. Belatti served as our Chief Executive Officer through August 31, 2005. Mr. Belatti received a base salary of approximately $465,768 in 2005.
In June 2004, the Company hired Mr. Keymer as the President of Popeyes Chicken & Biscuits pursuant to an agreement providing for a base salary of $450,000, fringe benefits, participation in our benefit plans and an annual incentive bonus that is based on our achievement of performance targets. In 2005, the Committee also deemed it important to amend Mr. Keymer’s employment agreement to provide for amended severance payments in the event of a termination by the Company without cause of two times his base salary and target incentive pay for the year in which such termination occurs in order to be competitive with industry standards and practices.
Mr. Keymer has served as our Chief Executive Officer since September 1, 2005. In determining Mr. Keymer’s compensation for 2005, the People Services (Compensation) Committee, with the aid of outside compensation consultants, conducted an external market assessment of competitive levels of compensation for CEO’s managing companies of similar size, complexity and performance level and at other companies within AFC’s industry. Mr. Keymer received a base salary of approximately $465,768 in 2005. Mr. Keymer’s base salary is currently $500,000 pursuant to his amended employment agreement.
How are the limitations on the deductibility of compensation handled?
Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. We believe that our executive officer compensation plans each satisfy the requirements of Section 162(m). The

Executive Compensation

People Services (Compensation) Committee, as much as possible, uses and intends to use performance-based compensation, which should minimize the effect of these tax deduction limits. However, we believe that we must attract, retain and reward the executive talent necessary to maximize shareholder value and that the loss of a tax deduction may be necessary and appropriate in some circumstances.
Who prepared this report?
This report has been furnished by the following members of our People Services (Compensation) Committee:
           Victor Arias, Jr., Chair
           Kelvin J. Pennington
           John M. Roth

Executive Compensation

EMPLOYMENT AGREEMENTS
Frank J. Belatti. On August 31, 2005, we entered into an amended employment agreement, effective as of August 31, 2005, with Mr. Belatti that provides for the terms of Mr. Belatti’s employment as Chairman of the Board. The agreement is for a term of one year ending on August 31, 2006, at which time the agreement will be automatically extended for an additional period terminating on the date of the Company’s 2007 Annual Meeting, unless the Company or Mr. Belatti provide written notice of non-extension to the other at least thirty days prior to the expiration of the term of the agreement or the agreement is otherwise terminated pursuant to the agreement. The agreement provides for (1) the payment of Mr. Belatti’s severance package under his former employment agreement as Chief Executive Officer of the Company (other than the acceleration of his unvested options), (2) a base salary of $150,000, (3) health and welfare benefits under the Company’s regular and ongoing plans, (4) reimbursement of expenses for office and support services up to $50,000 per year, and (5) a tax gross up if Mr. Belatti is obligated to pay certain excise taxes under the tax code. The agreement provides that in the event of a termination without cause or if Mr. Belatti is not re-elected to the Board at the Annual Meeting during the term of the agreement, that the Company will pay to Mr. Belatti his full annual base salary for the year of termination ($150,000) less any amount of such base salary that has been previously paid to him and that the vesting of his unvested stock options will accelerate. The agreement also contains covenants regarding confidentiality and non-competition and dispute resolution clauses.
Kenneth L. Keymer. On August 31, 2005, we entered into an employment agreement, effective as of September 1, 2005, with Mr. Keymer that provides for the terms of Mr. Keymer’s employment as Chief Executive Officer of the Company and provides for an initial base salary of $500,000 plus a $15,000 flex perk allowance. The term of the employment agreement is for two years and four months commencing on September 1, 2005 and ending on December 30, 2007 with an automatic extension for successive one-year periods following the expiration of each term, unless the Company or Mr. Keymer provide written notice of non-extension to the other at least thirty days prior to the expiration of the term of the agreement. The employment agreement provides for an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. Pursuant to the amended and restated employment agreement, Mr. Keymer was granted 50,000 options to purchase the Company’s common stock on September 1, 2005 that will vest over four years with the option price to be the fair market value on the date of the grant. The vesting schedule for Mr. Keymer’s outstanding, unvested restricted stock grants was revised by the agreement to provide for vesting over three years rather than vesting over four years. In the event of a termination without cause, Mr. Keymer will be entitled to receive an amount equal to two times his annual base salary and target incentive bonus for the year in which the termination occurs, an additional prorated portion of his bonus for the year of termination and reimbursement for COBRA expenses for a period of the earlier of 18 months or Mr. Keymer’s receiving comparable benefits from a new employer. If there is a change in control (as defined in the employment agreement) and within one year of the change in control, Mr. Keymer’s employment is terminated without cause, or there is a material diminution of or change in Mr. Keymer’s responsibilities, duties or title, or there is a material reduction or change in pay and benefits that is not part of a reduction in pay and benefits that applies to all executive officers of the Company, Mr. Keymer may terminate his employment and receive the same severance he would have received upon a termination without cause. The agreement also contains covenants regarding confidentiality and non-competition and dispute resolution clauses.

Executive Compensation

H. Melville Hope, III. On March 4, 2004, we entered into an employment agreement, effective as of February 12, 2004, with Mr. Hope that provides for the terms of Mr. Hopes employment as Chief Financial Officer of the Company. The employment agreement provides for an initial base salary of $230,000 plus a $15,000 flex perk allowance. The initial term of the agreement ended December 31, 2004, but automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Hope, unless we or Mr. Hope provide written notice of non-extension to the other at least one year prior to the end of that year of employment. The employment agreement provides for an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. On March 28, 2005, we entered into an amendment to Mr. Hope’s employment agreement pursuant to which he was granted a stay bonus for a payment of a percentage of his base salary and a percentage of his 2005 target incentive pay if he remained employed by the Company through a specified date in 2005 or if he were terminated without cause prior to those specified dates. In the event of a termination without cause, Mr. Hope will be entitled to receive an amount equal to one times his annual base salary, one times his target incentive bonus for the year in which the termination occurs and the immediate vesting of any unvested rights of under any stock options or other equity incentive programs. If there is a change in control (as defined in the employment agreement) and within one year of the change in control, Mr. Hope’s employment is terminated without cause, or there is a material diminution of or change in Mr. Hope’s responsibilities, duties or title, Mr. Hope may terminate his employment and receive the same severance he would have received upon a termination without cause. The agreement also contains covenants regarding confidentiality and non-competition and dispute resolution clauses.
Harold M. Cohen. On August 31, 2005, we entered into an employment agreement, effective as of September 1, 2005, with Mr. Cohen that provides for the terms of Mr. Cohen’s employment as Senior Vice President — Legal Affairs, General Counsel and Secretary. The employment agreement provides for an initial base salary of $220,000 plus a $15,000 flex perk allowance. The term of the employment agreement is for one year commencing on September 1, 2005 and ending on December 25, 2005 with an automatic extension for successive one-year periods following the expiration of each term, unless the Company or Mr. Cohen provide written notice of non-extension to the other at least thirty days prior to the expiration of the term of the agreement. The employment agreement provides for an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. In the event of a termination without cause, Mr. Cohen will be entitled to receive an amount equal to one times his annual base salary, one times his target incentive bonus for the year in which the termination occurs and the immediate vesting of any unvested rights of under any stock options or other equity incentive programs. If there is a change in control (as defined in the employment agreement) and within one year of the change in control, Mr. Cohen’s employment is terminated without cause, or there is a material diminution of or change in Mr. Cohen’s responsibilities, duties or title, Mr. Cohen may terminate his employment and receive the same severance he would have received upon a termination without cause. The agreement also contains covenants regarding confidentiality and non-competition and dispute resolution clauses.

Audit Committee Report and
Audit Fees

AUDIT COMMITTEE REPORT
Who serves on the Audit Committee of the Board of Directors?
The members of the committee are Carolyn Hogan Byrd, who is the Chair, Kelvin J. Pennington and R. William Ide, III.
Our board of directors has determined that Mr. Pennington is an audit committee financial expert within the meaning of applicable SEC rules.
What document governs the activities of the Audit Committee?
The Audit Committee acts under a written charter adopted by our board that sets forth the responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on our website at www.afce.com.
What is the relationship between the Audit Committee, AFC’s management and the independent registered public accounting firm?
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. AFC’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, in addition to auditing our internal control over financial reporting and to attest to management’s report on internal control over financial reporting. The Audit Committee’s responsibility is to assist the board of directors in its oversight of these processes. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.
What has the Audit Committee done with regard to our audited financial statements for fiscal 2005?
The Audit Committee has:

•	reviewed and discussed the audited financial statements with AFC’s management and internal auditors; and

•	been provided with management’s representation to the Audit Committee that the AFC financial statements have been prepared in accordance with generally accepted accounting principles; and

•	discussed with Grant Thornton LLP, independent registered public accounting firm for AFC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
Has the Audit Committee considered the independence of AFC’s registered public accounting firm?
The Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the committee has discussed with Grant Thornton LLP that firm’s independence.
Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2005?
Based upon and in reliance on the representations of and discussions with management, internal auditors and the independent registered public accounting firm, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for AFC be included in AFC’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005 for filing with the SEC.

Audit Committee Report and
Audit Fees

Has the Audit Committee reviewed the fees paid to the independent auditors?
The Audit Committee has reviewed and discussed the fees paid to KPMG LLP during fiscal 2004 and fiscal 2005 for audit and non-audit services and to Grant Thornton LLP during fiscal 2005 for audit and non-audit services, which are set forth in this proxy statement under “Fees Paid to Independent Registered Public Accounting Firms,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.
Is the Audit Committee required to pre-approve all services provided by the independent registered public accounting firm?
Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.
Who prepared this report?
This report has been furnished by the members of the Audit Committee:
        Carolyn Hogan Byrd, Chair
        Kelvin J. Pennington
        R. William Ide, III
AUDIT COMMITTEE INDEPENDENCE
Our board of directors has determined that each member of the Audit Committee is independent within the meaning of the applicable SEC and Nasdaq National Market rules.
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
Grant Thornton billed us aggregate fees and expenses of approximately $286,922 for the annual audit of our 2005 financial statements and approximately $194,839 for the audit of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related matters. KPMG billed us aggregate fees and expenses of approximately $248,800 for a review of the first quarter financial statements.
KPMG billed us aggregate fees and expenses of approximately $2,600,000 for the annual audit of our 2004 financial statements, approximately $600,000 for a stand-alone audit of Church’s for 2002 and 2001 performed in conjunction with the sale of Church’s, and approximately $2,437,000 for the audit of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related matters.
Audit-Related Fees
Grant Thornton billed us aggregate fees and expenses of approximately $14,000 for assistance with SEC filings in 2005. KPMG did not perform any audit-related services in 2004.
Tax Fees
Grant Thornton billed us approximately zero for tax services in 2005. KPMG billed us approximately $364,000 for tax services in 2004. These fees were principally related to tax compliance.
All Other Fees
None.
Pursuant to its charter, our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules.
A representative of Grant Thornton LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Corporate Governance and
Nominating Committee

R. William Ide, III is the chairman and John M. Roth and Peter Starrett are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter on our website at www.afce.com. Our board of directors has determined that all members of the Corporate Governance and Nominating Committee are independent according to the applicable Nasdaq National Market rules.
The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our board of directors and to recommend to the board of directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the board of directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the board of directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the board of directors.
One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our board of directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our board of directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our board of directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our board of directors should reflect ethnic and gender diversity. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.
The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our board of directors may do so by submitting a written recommendation to AFC Enterprises, Inc., Attention: Corporate Secretary, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30328. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any) for the Committee to consider. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a shareholder.
The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our board of directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by the Committee, other directors, our executive officers and shareholders, and in the future the Committee may engage a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various

Corporate Governance and
Nominating Committee

standards applicable to the board of directors and its committees.
The Corporate Governance and Nominating Committee then selects nominees to recommend to our board of directors, which considers and makes the final selection of director nominees and directors to serve on its committees.
The Corporate Governance and Nominating Committee’s responsibilities also include:

•	Acting upon requests by our officers to serve on outside boards of directors;

•	Considering suggestions by our Chairman of the board of directors for directors to serve on board committees, including the chair of each committee, and recommending to the board of directors the members and chair of all standing committees;

•	Recommending the duties that will be in the charter of any new standing committee of our board of directors;

•	Annually developing and overseeing an evaluation of our full board of directors and individual members of our board of directors by collecting comments and evaluations from each director and any other constituents the Committee deems relevant to such assessment;

•	Reviewing and monitoring the business risks to our strategies;

•	Reviewing director compliance with stock ownership policies and guidelines;

•	Assisting our board of directors with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials;

•	Establishing and maintaining a director orientation program for new directors;

•	Developing, or making available, a continuing education program conducted for all directors;

•	Assisting our board of directors with its responsibilities for oversight of our Honor Code;

•	Reviewing our evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our board of directors;

•	Assisting our board of directors with oversight of our policies;

•	Periodically reviewing our report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of board membership when one of our directors changes the position he or she held when elected or appointed to the board; and

•	Making recommendations to our board of directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives.

Stock Performance Graph

       The following stock performance graph compares the performance of our common stock to the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and a peer group index for the period from March 2, 2001 through December 25, 2005 and further assumes the reinvestment of all dividends. Our common stock currently trades and has traded on the Nasdaq National Market since August 9, 2004 under the symbol “AFCE.” From August 18, 2003 to August 9, 2004, our stock traded on the National Quotation Service Bureau (commonly known as the “Pink Sheets”) as our stock was delisted from the Nasdaq National Market due to our inability to make certain required SEC filings timely as a result of the restatement of previously issued financial statements. From March 2, 2001 (the date of our initial public offering) to August 17, 2003, our stock traded on the Nasdaq National Market.

	March 2,	December 30,	December 29,	December 28,	December 26,	December 25,
	2001	2001	2002	2003	2004	2005

AFC Enterprises, Inc.	$100	$168	$128	$117	$138	$169

S&P 500	$100	$95	$73	$93	$104	$111

Peer Group Index	$100	$125	$114	$158	$210	$239

      Our Peer Group Index is now composed of the following quick service restaurant companies: CKE Restaurants, Inc., Jack In the Box, Inc., Papa Johns International Inc., Sonic Corp., Yum! Brands Inc. and Wendy’s International Inc.

Stock Ownership

       The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 9, 2006 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after February 9, 2006 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o AFC Enterprises, Inc., 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30328.
      The percentages of common stock beneficially owned are based on 30,293,627 shares of common stock outstanding as of February 9, 2006.

	Shares
	Beneficially	Percentage
Name	Owned	of Class

Directors and Executive Officers:
Kenneth L. Keymer(1)	139,500	*
H. Melville Hope, III(2)	29,851	*
James W. Lyons	9,785	*
Robert Calderin	8,798	*
Harold M. Cohen(3)	32,496	*
Victor Arias, Jr.(4)	22,454	*
Frank J. Belatti(5)	780,794	2.5%
Carolyn Hogan Byrd(6)	26,454	*
R. William Ide, III(7)	24,454	*
Kelvin J. Pennington(8)	3,208	*
John M. Roth(9)	3,267,615	10.8%
Peter Starrett(10)	17,542	*
All directors and executive officers as a group (12 persons)(11)	4,362,951	14.1%

Five Percent Shareholders:
Baron Capital Group, Inc.(12)	2,250,000	7.4%
Cardinal Capital Management, LLC(13)	1,729,830	5.7%
Chilton Investment Company, LLC(14)	4,255,382	14.0%
Columbia Wanger Asset Management(15)	1,718,000	5.7%
Delta Partners LLC(16)	1,810,700	6.0%
Freeman Spogli & Co.(17)	3,267,615	10.8%
Morgan Stanley(18)	4,637,171	15.3%
Morgan Stanley Investment Management, Inc.(19)	3,131,740	10.3%
Skylands Capital, LLC(20)	1,540,298	5.1%

Stock Ownership

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 96,225 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006.

(2)	Includes 19,245 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006.

(3)	Includes 22,613 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006.

(4)	Consists of 22,454 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006. Mr. Arias’ business address is Heidrick & Struggles, 5950 Sherry Lane, Suite 400, Dallas, Texas 75225.

(5)	Includes 415,579 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006. Also includes 194,476 shares of common stock held by four irrevocable trusts established by Mr. Belatti. Mr. Belatti’s business address is Equicorp Partners LLC, 3475 Piedmont Road, Suite 1660, Atlanta, Georgia 30305.

(6)	Includes 22,454 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006. Ms. Byrd’s business address is GlobalTech Financial, LLC, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(7)	Includes 22,454 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006. Mr. Ide’s business address is McKenna Long, 303 Peachtree Street NE, Suite 5300, Atlanta, Georgia 30308.

(8)	Consists of 3,208 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006. Mr. Pennington’s business address is PENMAN Partners, 30 North LaSalle Street, Suite 1402, Chicago, Illinois 60602.

(9)	Mr. Roth is an officer, director and/or manager of entities that are general or limited partners of FS Equity Partners III, L.P., FS Equity Partners International, L.P., and FS Equity Partners IV, L.P., and may be deemed to be the beneficial owner of the 3,267,615 shares of common stock held by FS Equity Partners III, L.P., FS Equity Partners International, L.P., and FS Equity Partners IV, L.P. Mr. Roth’s business address is c/o Freeman Spogli & Company, Inc., 299 Park Ave., 20th Floor, New York, NY 10171.

(10)	Consists of 3,208 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006. Also includes 14,334 shares of common stock held by an irrevocable trust established by Mr. Starrett. Mr. Starrett’s business address is c/o Freeman Spogli & Company, Inc., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, CA 90025.

(11)	Includes 3,267,615 shares of common stock beneficially owned by Mr. Roth who is an affiliate of Freeman Spogli & Co., and 627,440 shares of common stock issuable with respect to options exercisable within 60 days of February 9, 2006.

(12)	Represents shares of common stock beneficially owned by Baron Capital Group, Inc. (“Baron”), BAMCO, Inc.(“BAMCO”), Baron Small Cap Fund (“BSC”) and Ronald Baron. Baron has shared dispositive and voting power with respect to 2,250,000 shares. BAMCO has shared dispositive and voting power with respect to 2,250,000 shares. BSC has shared dispositive and voting power with respect to 2,250,000 shares. Mr. Baron has shared dispositive and voting power with respect to 2,250,000 shares. This information is included in reliance upon a Schedule 13G filed by Baron, BAMCO, BSC and Mr. Baron with the SEC on February 10, 2006. The address of Baron, BAMCO, BSC and Mr. Baron is 767 Fifth Avenue, New York, NY 10153.

(13)	Represents shares of common stock beneficially owned by Cardinal Capital Management LLC (“Cardinal”). Cardinal has sole voting power with respect to 804,000 shares, and sole dispositive power with respect to 1,729,830 shares. This information is included in reliance upon a Schedule 13G filed by Cardinal with the SEC on February 10, 2006. The address of Cardinal is One Fawcett Place, Greenwich, CT 06830.

(14)	Represents shares of common stock beneficially owned by Chilton Investment Company, LLC (“CIC”). CIC has sole dispositive and voting power with respect to 4,255,382 shares. This information is included in reliance upon a Schedule 13G filed by CIC with the SEC on February 14, 2006.

(15)	Represents shares of common stock beneficially owned by Columbia Wanger Asset Management, L.P. (“CW”), a registered 1 investment adviser, and WAM Acquisition GP, Inc. (“WAM”) with whom CW is deemed to form a “group” for Schedule 13G reporting purposes. CW has sole dispositive and voting power with respect to 1,718,000 shares. WAM has shared dispositive and voting power with respect to 1,718,000 shares. This information is included in reliance upon a Schedule 13G filed by CW and WAM with the SEC on February 14, 2006. The address of CW and WAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

Stock Ownership

(16)	Represents shares of common stock beneficially owned by Delta Partners LLC (“Delta”), and Charles Jobson of which Delta and Mr. Jobson have shared dispositive and voting power. This information is included in reliance upon a Schedule 13G filed by Delta and Mr. Jobson with the SEC on February 13, 2006. The address of Delta and Mr. Jobson is One International Place, Suite 2401, Boston MA, 02110.

(17)	Includes 2,812,736 shares held of record by FS Equity Partners III, L.P., 341,875 shares of record held by FS Equity Partners IV, L.P., and 113,004 shares of record held by FS Equity Partners International, L.P. John M. Roth is an officer, director and manager of entities that are general or limited partners of FS Equity Partners III, L.P., FS Equity Partners International, L.P., and FS Equity Partners IV, L.P., and may be deemed to be the beneficial owner of the 3,267,615 shares of common stock held by FS Equity Partners III, FS Equity Partners International and FS Equity Partners IV. Mr. Roth is a member of our board of directors. The business address of Freeman Spogli & Co., FS Equity Partners III, L.P., FS Equity Partners IV, L.P., is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International, L.P., is c/o Paget-Brown & Company, Ltd., West Wind Building, P.O. Box 1111, Grand Cayman, Cayman Islands, British West Indies. On March 20, 2006, affiliates of Freeman Spogli & Co. completed the sale of 3,267,615 shares of our common stock, which represented all shares owned by the Freeman Spogli & Co. affiliates.

(18)	Represents shares of common stock beneficially owned by Morgan Stanley (“MS”). MS is the parent company of, and indirect beneficial owner of securities held by its business units. MS has sole voting and sole dispositive power with respect to 4,368,579 shares and shared voting and shared dispositive power with respect to 2,142 shares. This information is included in reliance upon a joint Schedule 13G filed by MS, Morgan Stanley Investment Advisors Inc. (“MSIA”) and Morgan Stanley Investment Management Inc. (“MSIM”) with the SEC on February 15, 2006. The address of each of MS, MSIA and MSIM is 1221 Avenue of the Americas, New York, New York 10020.

(19)	Represents shares of common stock beneficially owned by MSIM. MSIM is a registered investment advisor and has sole voting and dispositive power with respect to 2,981,560 shares. This information is included in reliance upon a joint Schedule 13G filed by MS, MSIA and MSIM with the SEC on February 15, 2006. The address of each of MS, MSIA and MSIM is 1221 Avenue of the Americas, New York, New York 10020.

(20)	Represents shares of common stock beneficially owned Skylands Capital, LLC (“Skylands”). Skylands has sole dispositive and voting power with respect to 1,540,298 shares. This information is included in reliance upon a Schedule 13G filed by Skylands with the SEC on February 2, 2006. The address of Skylands is 1200 North Mayfair Road, Suite 250, Milwaukee, WI 53226.

General

Compensation Committee Interlocks and Insider Participation
For fiscal 2006, the People Services (Compensation) Committee established the compensation for all our executive officers. No member of the People Services (Compensation) Committee was an officer or employee of AFC or any of its subsidiaries during fiscal 2006 or any prior year. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.
Related Party Transactions
In October 1998, we sold 1,863,802 shares of our common stock to a number of existing shareholders and option holders at a purchase price of $11.625 per share. Mr. Belatti purchased 86,022 shares of common stock for a purchase price of approximately $1.0 million. Mr. Belatti borrowed from us $750,000 to finance the purchase of a portion of these shares. Mr. Belatti issued to us a full recourse promissory note for the amount borrowed. The note bears simple interest at a rate of 7.0% per annum. Principal and interest on the note is due and payable on December 31, 2005. The note is secured by shares of common stock owned by Mr. Belatti. During 2005, the largest aggregate amount due from Mr. Belatti under this note was $1.1 million. The $1.1 million note receivable (including accrued interest) due from Mr. Belatti at December 25, 2005 was satisfied in full on December 31, 2005 through the transfer of 74,052 shares of the Company’s common stock.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during 2005, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements.
Shareholder Proposals
To be considered for inclusion in the proxy statement for our 2007 Annual Meeting, shareholder proposals, including the nomination of a director, must be submitted in writing by December 13, 2006. The persons appointed by our board as proxy holders for the 2007 Annual Meeting will have the right to exercise discretionary voting authority on any shareholder proposal that is not included in the proxy statement for the 2007 Annual Meeting, but is instead sought to be presented directly at the 2007 Annual Meeting, if:

(1)	we receive notice of the proposal before the close of business on March 2, 2007 and advise shareholders in the proxy statement for that meeting about the nature of the matter and how the proxy holders intend to vote on such matter, and the proponent of the proposal does not issue its own proxy statement; or

(2)	we do not receive notice of the proposal prior to the close of business on February 26, 2007.
All written proposals should be submitted to AFC Enterprises, Inc., Attention: Corporate Secretary, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30328.
Shareholder Communications with our Board of Directors
Our board of directors has adopted a formal process by which shareholders may communicate with our board. Shareholders who wish to communicate with our board of directors may do so by sending written communications addressed to the Office of General Counsel of

General

AFC Enterprises, Inc., Attention: Board of Directors, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30328.
Solicitation by Board; Expenses of Solicitation
Our board of directors has sent you this proxy statement. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.
Availability of Form 10-K and Annual Report to Shareholders
SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of this Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 25, 2005 (not including documents incorporated by reference), are available without charge to shareholders upon written request to AFC Enterprises, Inc., Attention: Investor Relations, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30328, by calling (404) 459-4450 or are on our website at www.afce.com.

Exhibit A
AFC ENTERPRISES, INC.
2006 INCENTIVE STOCK PLAN

A-i

A-ii

§ 1.
BACKGROUND AND PURPOSE
      The purpose of this Plan is to promote the interest of the Company by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants and Stock Unit Grants to Eligible Employees and Directors in order (1) to attract and retain Eligible Employees and Directors, (2) to provide an additional incentive to each Eligible Employee or Director to work to increase the value of Stock and (3) to provide each Eligible Employee or Director with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders.
§ 2.
DEFINITIONS
      2.1     Affiliate — means any organization (other than a Subsidiary) that would be treated as under common control with the Company under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.
      2.2     Board — means the Board of Directors of the Company.
      2.3     Change Effective Date — means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.
      2.4     Change in Control — means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as

(a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company;

(b) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(c) the shareholders of the Company approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Company shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

(d) shareholders of the Company approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2.4(d)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in § 2.4(d)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2.4(d)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in § 2.4(d)(A) immediately before the consummation of such transaction.

      2.5     Code — means the Internal Revenue Code of 1986, as amended.
      2.6     Committee — means a committee of the Board which shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3 and an “outside director” under § 162(m) of the Code.
      2.7     Company — means AFC Enterprises, Inc. and any successor to AFC Enterprises, Inc.
      2.8     Director — means any member of the Board who is not an employee of the Company or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company.
      2.9     Eligible Employee — means an employee of the Company or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan.
      2.10     Fair Market Value — means either (a) the closing price on any date for a share of Stock as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (b) such closing price as so reported in accordance with § 2.10(a) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (c) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.
      2.11     ISO — means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.
      2.12     1933 Act — means the Securities Act of 1933, as amended.
      2.13     1934 Act — means the Securities Exchange Act of 1934, as amended.
      2.14     Non-ISO — means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.
      2.15     Option — means an ISO or a Non-ISO which is granted under § 7.
      2.16     Option Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option granted under this Plan.
      2.17     Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

      2.18     Parent — means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of the Company.
      2.19     Plan — means this AFC Enterprises, Inc. 2006 Incentive Stock Plan as effective as of the date approved by the shareholders of the Company and as amended from time to time thereafter.
      2.20     Preexisting Plan — means each of the following plans: America’s Favorite Chicken Company 1992 Stock Option Plan, America’s Favorite Chicken Company 1996 Nonqualified Stock Option Plan, America’s Favorite Chicken Company 1996 Nonqualified Performance Stock Option Plan — Executive, America’s Favorite Chicken Company Nonqualified Performance Stock Option Plan — General and AFC Enterprises, Inc. 2002 Incentive Stock Plan, as each such plan has been amended from time to time up to the date this Plan is effective.
      2.21     Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.
      2.22     SAR Value — means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8.
      2.23     Stock — means the common stock, par value $.01 per share, of the Company.
      2.24     Stock Appreciation Right — means a right which is granted under § 8 to receive the appreciation in a share of Stock.
      2.25     Stock Appreciation Right Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted as part of an Option.
      2.26     Stock Grant — means a grant under § 9 which is designed to result in the issuance of the number of shares of Stock described in such grant.
      2.27     Stock Grant Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant or a Stock Unit Grant.
      2.28     Stock Unit Grant — means a grant under § 9 of a contractual right to receive at exercise either (a) a cash payment based on the Fair Market Value of the number of shares of Stock described in such grant or (b) shares of Stock based on the number of shares of Stock described in such grant.
      2.29     Subsidiary — means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company.
      2.30     Ten Percent Shareholder — means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either the Company, a Subsidiary or Parent.
§ 3.
SHARES AND GRANT LIMITS
      3.1     Shares Reserved. There shall (subject to § 13) be reserved for issuance under this Plan (a) 3,298,985 shares of Stock; provided, however, (b) no more than the number of shares of Stock described in § 3.1(a) shall be issued in connection with the exercise of ISOs and (c) nothing in this Plan shall affect any grants under any Preexisting Plan which are outstanding on the effective date of this Plan until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such effective date in accordance with the terms of such grants.
      3.2     Source of Shares. The shares of Stock described in § 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. All shares of Stock described in § 3.1 shall remain available for issuance under this Plan until issued pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Unit Grant or issued pursuant to a Stock Grant, and any such shares of stock which are issued pursuant to an Option, a Stock Appreciation Right, a Stock Unit Grant or a Stock Grant which are forfeited thereafter shall again become available for issuance under this Plan. Finally, if the Option Price under an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to the Company in satisfaction of any condition to a Stock Grant, such shares thereafter shall become available for issuance under this Plan and shall be treated the same as any other shares available for issuance under this Plan.
      3.3     Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.
      3.4     Grant Limits. No Eligible Employee or Director in any calendar year shall be granted an Option to purchase (subject to § 13) more than 250,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 13) more than 250,000 shares of Stock, and no Stock Grant or Stock Unit Grant shall be made to any Eligible Employee or Director in any calendar year where the Fair Market Value of the Stock subject to such grant on the date of the grant exceeds $4,000,000.00. No more than 100,000 non-forfeitable shares of Stock shall (subject to § 13) be issued pursuant to Stock Grants or Stock Unit Grants under § 9 in any calendar year.
      3.5     Preexisting Plan. No grants shall be made under any Preexisting Plan on or after the date this Plan becomes effective.
§ 4.
EFFECTIVE DATE
      The effective date of this Plan shall be the date the shareholders of the Company (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.
§ 5.
COMMITTEE
      This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to § 14 and § 15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Eligible Employee or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee or Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee or Director subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

§ 6.
ELIGIBILITY
      Only Eligible Employees who are employed by the Company or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Eligible Employees and all Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants and Stock Unit Grants under this Plan.
§ 7.
OPTIONS
      7.1     Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not (subject to § 13) take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options absent the approval of the Company’s shareholders. Each grant of an Option to an Eligible Employee or Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to a Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) if the only condition to exercise of the Option is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Option is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.
      7.2     $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.
      7.3     Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.
      7.4     Payment. The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Option Certificate can provide for the payment of the Option Price either in cash, by check or in Stock which has been held for at least 6 months and which is acceptable to the Committee, or through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee, or in any combination of such forms of payment. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the certificate for such Stock (or proper evidence of such certificate) is presented to the Committee or its delegate in such form as acceptable to the Committee.

      7.5     Exercise.
      (a)     Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of

(1) the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Shareholder on the date the Option is granted, or

(2) the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to an Eligible Employee who is not a Ten Percent Shareholder on the date the Option is granted.
      (b)     Termination of Status as Eligible Employee or Director. Subject to § 7.5(a), an Option Certificate may provide for the exercise of an Option after an Eligible Employee’s or a Director’s status as such has terminated for any reason whatsoever, including death or disability.
§ 8.
STOCK APPRECIATION RIGHTS
      8.1     Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.
      8.2     Terms and Conditions.
      (a)     Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate, and such certificate shall set forth the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.
      (b)     Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by an Option Certificate, the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option, and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

      (c)     Minimum Period of Service. If the only condition to exercise of a Stock Appreciation Right is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Stock Appreciation Right is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.
      8.3     Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. An Eligible Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from the Company in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.
§ 9.
STOCK GRANTS
      9.1     Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees and to Directors. Each Stock Grant and each Stock Unit Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant or Stock Unit Grant or cash will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee’s or Director’s interest in any Stock which has been issued will become non-forfeitable.
      9.2     Conditions.
      (a)     Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant or Stock Unit Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant or issuable pursuant to a Stock Unit Grant shall be issued in the name of an Eligible Employee or Director only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by the Company pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant.
      (b)     Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its absolute discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of an Eligible Employee or Director under a Stock Grant or Stock Unit Grant non-forfeitable subject to the satisfaction of one, or more than one, objective employment, performance or other condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. An Eligible Employee’s or a Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or issuable pursuant to a Stock Unit Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition. If a share of Stock is issued under this § 9.2(b) before an Eligible Employee’s or Director’s interest in such share of Stock is non-

forfeitable, (1) such share of Stock shall not be available for re-issuance under § 3 until such time, if any, as such share of Stock thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition and (2) the Company shall have the right to condition any such issuance on the Eligible Employee or Director first signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Eligible Employee or Director in order for the Company to effect any forfeiture called for under the related Stock Grant Certificate.
      (c)     Minimum Period of Service. If the only condition to the forfeiture of a Stock Grant or a Stock Unit Grant is the completion of a period of service, such period of service shall be no less than the three (3) year period which starts on the date as of which the Stock Grant or Stock Unit Grant is made unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.
      9.3     Dividends, Voting Rights and Creditor Status.
      (a)     Cash Dividends. Except as otherwise set forth in a Stock Grant Certificate, if a dividend is paid in cash on a share of Stock after such Stock has been issued under a Stock Grant or pursuant to a Stock Unit Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall pay such cash dividend directly to such Eligible Employee or Director.
      (b)     Stock Dividends. If a dividend is paid on a share of Stock in Stock after such Stock has been issued under a Stock Grant or pursuant to a Stock Unit Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend Stock subject to the same conditions under § 9.2(b) as the related Stock Grant or Stock Unit Grant.
      (c)     Other. If a dividend (other than a dividend described in § 9.3(a) or § 9.3(b)) is paid with respect to a share of Stock after such Stock has been issued under a Stock Grant or pursuant to a Stock Unit Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall distribute or hold such dividend in accordance with such rules as the Committee shall adopt with respect to each such dividend.
      (d) Voting. Except as otherwise set forth in a Stock Grant Certificate, an Eligible Employee or a Director shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant or pursuant to his or her Stock Unit Grant but before the first date that an Eligible Employee’s or Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.
      (e) General Creditor Status. Each Eligible Employee and each Director to whom a Stock Unit Grant is made shall be no more than a general and unsecured creditor of the Company with respect to any cash payable under and any Stock issuable pursuant to such Stock Unit Grant.
      9.4     Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant or Stock Unit Grant at such time as an Eligible Employee’s or a Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Eligible Employee or Director as soon as practicable thereafter.
      9.5     Income Tax Deduction.
      (a)     General. The Committee shall (where the Committee under the circumstances deems in the Company’s best interest) either (1) make Stock Grants and Stock Unit Grants to Eligible Employees subject to at least one condition related to one, or more than one, performance goal based on the performance goals described in § 9.5(b) which seems likely to result in the Stock Grant or Stock Unit Grant qualifying as “performance-based compensation” under § 162(m) of the Code or (2) make Stock Grants and Stock Unit Grants to Eligible Employees under such other circumstances as the Committee deems likely to result in an income tax deduction for the Company with respect such Stock Grant or Stock Unit Grant. A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and no change may be made to a performance goal after the goal has been set.
      (b)     Performance Goals. A performance goal is described in this § 9.5(b) if such goal relates to (1) the Company’s return over capital costs or increases in return over capital costs, (2) the Company’s total earnings or the growth in such earnings, (3) the Company’s consolidated earnings or the growth in such earnings, (4) the Company’s earnings per share or the growth in such earnings, (5) the Company’s net earnings or the growth in such earnings, (6) the Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) the Company’s earnings before interest and taxes or the growth in such earnings, (8) the Company’s consolidated net income or the growth in such income, (9) the value of the Company’s stock or the growth in such value, (10) the Company’s stock price or the growth in such price, (11) the Company’s return on assets or the growth on such return, (12) the Company’s cash flow or the growth in such cash flow, (13) the Company’s total shareholder return or the growth in such return, (14) the Company’s expenses or the reduction of such expenses, (15) the Company’s sales growth, (16) the Company’s overhead ratios or changes in such ratios, (17) the Company’s expense-to-sales ratios or the changes in such ratios, or (18) the Company’s economic value added or changes in such value added.
      (c)     Adjustments. When the Committee determines whether a performance goal has been satisfied for any period, the Committee where the Committee deems appropriate may make such determination using calculations which alternatively include and exclude one, or more than one, “extraordinary items” as determined under U.S. generally accepted accounting principles, and the Committee may determine whether a performance goal has been satisfied for any period taking into account the alternative which the Committee deems appropriate under the circumstances. The Committee also may take into account any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine reasonable and appropriate under the circumstances (including, without limitation, any factors that could result in the Company’s paying non-deductible compensation to an Eligible Employee).
§ 10.
NON-TRANSFERABILITY
      No Option, Stock Grant, Stock Unit Grant or Stock Appreciation Right shall (absent the Committee’s consent) be transferable by an Eligible Employee or a Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s consent) be exercisable during a Eligible Employee’s or Director’s lifetime only by the Eligible Employee or Director. The person or persons to whom an Option or Stock Grant or Stock Unit Grant or Stock Appreciation Right is transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Eligible Employee or Director.

§ 11.
SECURITIES REGISTRATION
      As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee or Director shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Eligible Employee or Director shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant or Stock Unit Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.
§ 12.
LIFE OF PLAN
      No Option or Stock Appreciation Right shall be granted or Stock Grant or Stock Unit Grant made under this Plan on or after the earlier of:

(1) the tenth anniversary of the effective date of this Plan (as determined under § 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants or Stock Unit Grants under this Plan have been forfeited or have become non-forfeitable, or

(2) the date on which all of the Stock reserved under § 3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Stock Grants or other conditions on Stock Unit Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.
§ 13.
ADJUSTMENT
      13.1     Capital Structure. The grant caps described in § 3.4, the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Grants and Stock Unit Grants made under this Plan shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(a) any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offerings or stock splits, or

(b) any other transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant immediately before such restructuring or recapitalization or other transaction.
      13.2     Available Shares. If any adjustment is made with respect to any outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant under § 13.1, then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 so that there is a sufficient number, kind and class of shares of Stock available for issuance pursuant to each such Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant as adjusted under § 13.1 without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded. Furthermore, the Committee shall have the absolute discretion to further adjust such number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 in light of any of the events described in § 13.1(a) and § 13.1(b) to the extent the Committee acting in good faith determinates that a further adjustment would be appropriate and proper under the circumstances and in keeping with the purposes of this Plan without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.
      13.3     Transactions Described in § 424 of the Code. If there is a corporate transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company, the Committee as part of any such transaction shall have right to make Stock Grants, Stock Unit Grants and Option and Stock Appreciation Right grants (without regard to any limitations set forth under 3.4 of this Plan) to effect the assumption of, or the substitution for, outstanding stock grants, stock unit grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding stock grants, stock unit grants and stock option and stock appreciation right grants. Furthermore, if the Committee makes any such grants as part of any such transaction, the Committee shall have the right to increase the number of shares of Stock available for issuance under § 3.1 by the number of shares of Stock subject to such grants without seeking the approval of the Company’s shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.
      13.4     Fractional Shares. If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options, Stock Appreciation Right grants, Stock Grants, and Stock Unit Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

§ 14.
CHANGE IN CONTROL
      If there is a Change in Control of the Company, then as of the Change Effective Date for such Change in Control any and all conditions to the exercise of all outstanding Options and Stock Appreciation Rights on such date and any and all outstanding issuance and forfeiture conditions on any Stock Grants and Stock Unit Grants on such date automatically shall be deemed 100% satisfied as of such Change Effective Date, and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel such Options, Stock Appreciation Rights, Stock Grants and Stock Unit Grants after providing each Eligible Employee and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants or Stock Unit Grants and the cash payable under any Stock Unit Grants; provided, (1) if any issuance or forfeiture condition described in this § 14 relates to satisfying any performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied under this § 14 only to the extent of such target unless such target has been exceeded before the Change Effective Date, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent such target had been so exceeded and (2) a Change in Control shall affect a Stock Appreciation Right or Stock Unit Grant which is subject to § 409A of the Code only if the Change in Control also constitutes a change in the ownership or effective control of Company or in the ownership of a substantial portion of the assets of the Company within the meaning of § 409A(a)(2)(A)(v) of the Code.
§ 15.
AMENDMENT OR TERMINATION
      This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (a) no amendment shall be made absent the approval of the shareholders of the Company to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (b) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Board also may suspend granting Options or Stock Appreciation Rights or making Stock Grants or Stock Unit Grants under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right in connection with any such suspension or termination to unilaterally to modify, amend or cancel any Option or Stock Appreciation Right granted, Stock Grant or Stock Unit Grant unless (1) the Eligible Employee or Director consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of the Company or a transaction described in § 14.
§ 16.
MISCELLANEOUS
      16.1     Shareholder Rights. No Eligible Employee or Director shall have any rights as a shareholder of the Company as a result of the grant of an Option, a Stock Appreciation Right or Stock Unit Grant pending the actual delivery of the Stock subject to such Option, Stock Appreciation Right, or Stock Unit Grant to such Eligible Employee or Director. An Eligible Employee’s or a Director’s rights as a shareholder in the shares of Stock which remain subject to forfeiture under § 9.2(b) shall be set forth in the related Stock Grant Certificate.

      16.2     No Contract of Employment. The grant of an Option or a Stock Appreciation Right or a Stock Grant or Stock Unit Grant to an Eligible Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on an Eligible Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Option Certificate, Stock Appreciation Right Certificate, or Stock Grant Certificate.
      16.3     Withholding. Each Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant shall be made subject to the condition that the Eligible Employee or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which the Company determines are applicable to the exercise of such Option or Stock Appreciation Right or to the satisfaction of any forfeiture conditions with respect to Stock subject to a Stock Grant or Stock Unit Grant issued in the name of the Eligible Employee or Director. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements.
      16.4     Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Georgia. Each term set forth in § 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Finally, if there is any conflict between the terms of this Plan and the terms of any Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate, the terms of this Plan shall control.
      16.5     Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that an Eligible Employee or a Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant or pursuant to a Stock Unit Grant) enter into any agreement or make such representations prepared by the Company, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or a Stock Unit Grant or provides for the repurchase of such Stock by the Company.
      16.6     Rule 16b-3. The Committee shall have the right to amend any Option, Stock Grant, Stock Unit Grant or Stock Appreciation Right to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an Eligible Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.
      16.7     Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with an Eligible Employee or Director which expressly provides for the acceleration in vesting of an outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant or for the extension of the deadline to exercise any rights under an outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Option or Stock Appreciation Right was granted or the Stock Grant or Stock Unit Grant was made.
      16.8     Code § 409A. The terms and conditions of all grants under the Plan shall be designed to comply with the applicable requirements, if any, of § 409A of the Code.

      IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.

AFC ENTERPRISES, INC.

By:	/s/

Date:

c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AFC ENTERPRISES, INC.
The undersigned hereby appoints Kenneth L. Keymer and Harold M. Cohen, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of AFC Enterprises, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2006 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at the Westin Atlanta North at Perimeter, Atlanta, Georgia, on Thursday, May 25, 2006 at 9:00 a.m., local time, or any adjournment thereof. This proxy, if properly executed and delivered, will revoke all prior proxies.

Dated: _______________________________________________, 2006

Signature

Signature

Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.
IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.

2006 Annual Shareholders Meeting
Admission Card
You should bring this Admission Card to the Annual Meeting to be admitted.
Only the shareholder whose name appears on this card will be admitted.
Due to space limitation, admission to the meeting will be on a first-come, first-served basis.
Registration will begin at 8:00 A.M.
Thursday, May 25, 2006, 9:00A.M. Local Time
Westin Atlanta North at Perimeter
Atlanta, Georgia

é If you plan to attend the Annual Meeting, detach here and bring your Admission Card to the Meeting. é
YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

AFC ENTERPRISES, INC.	PROXY
The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the board of directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the board of directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
1.	Election of Directors.

(1) Victor Arias, Jr.	(2) Frank J. Belatti	(3) Carolyn Hogan Byrd	(4) R. William Ide, III
(5) Kelvin J. Pennington	(6) John M. Roth

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above
(INSTRUCTIONS: To withhold authority to vote for any individual nominee write the nominee’s name on the space provided below.)

2.	Approval of the 2006 Stock Incentive Plan.
                ☐ FOR                 ☐ AGAINST                 ☐ ABSTAIN
(Continued and to be dated and signed on reverse side)